       FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 1999

                                                      REGISTRATION NO. 333-74545
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             BEYOND.COM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7375                          94-3212136
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)
         ORGANIZATION)

                            1195 WEST FREMONT AVENUE
                          SUNNYVALE, CALIFORNIA 94087
                                 (408) 616-4200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 MARK L. BREIER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BEYOND.COM CORPORATION
                            1195 WEST FREMONT AVENUE
                          SUNNYVALE, CALIFORNIA 94087
                                 (408) 616-4200

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

               RICHARD SCUDELLARI                               GLEN R. VAN LIGTEN
               JUSTIN L. BASTIAN                                VENTURE LAW GROUP
               ROCHELLE A. KRAUSE                           A PROFESSIONAL CORPORATION
            MORRISON & FOERSTER LLP                            2800 SAND HILL ROAD
               755 PAGE MILL ROAD                          MENLO PARK, CALIFORNIA 94025
          PALO ALTO, CALIFORNIA 94304                             (650) 854-4488
                 (650) 813-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This Amendment No. 2 is being filed for the sole purpose of filing Exhibits 1.1, 10.31 and 10.32. No changes have been made to the prospectus portion of this Registration Statement since the filing of Amendment No. 1.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission filing fee...............  $25,715
Nasdaq National Market listing fee..........................  $30,000
Printing and engraving expenses.............................  $200,000
Legal fees and expenses.....................................  $120,000
Accounting fees and expenses................................  $75,000
Transfer Agent and Registrar fees...........................  $ 1,000
Miscellaneous...............................................  $ 3,285
                                                              -------
          Total.............................................  455,000
                                                              =======

---------------
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond the indemnification specifically provided by the current law.

     Article IX of our Certificate of Incorporation, as amended, provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of our Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in, and not opposed to, our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and executive officers, in addition to providing indemnification in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES; USES OF PROCEEDS FROM SALES OF REGISTERED SECURITIES

     During the past three years, we and our predecessors, software.net Corporation, a Delaware corporation, software.net Corporation, a California corporation and CyberSource Corporation, a California corporation (collectively, "Predecessor"), have issued unregistered securities to a limited number of persons as described below. The information regarding our shares of stock has been adjusted to give effect to the one-for-two stock split of our common stock effected in June 1996, and the conversion of all outstanding shares of preferred stock into common stock in connection with our initial public offering in June 1998.

          (1) On January 9, 1995, Predecessor issued an aggregate of 1,437,500 shares of Series A preferred stock which are convertible into 2,875,000 shares of common stock, to ten investors for a consideration of either $0.40 per share of Series A preferred stock ($0.33 per share as adjusted for the spin-off), or an aggregate of $575,000. The purchasers consisted of one investor, who was related to a director as of that date and purchased 500,000 shares, and nine unaffiliated investors who purchased 937,500 shares.

          (2) On February 27, 1996, Predecessor issued an aggregate of 548,020 shares of Series A preferred stock, which are convertible into 1,096,040 shares of common stock, to three investors for a consideration of either $0.91 per share of Series A preferred stock ($0.76 per share as adjusted for the spin-off), or an aggregate of $498,697. The purchasers consisted of one investor, who was related to a director as of that date and purchased 253,131 shares, and two unaffiliated investors who purchased 294,889 shares. Each of the purchasers had previously purchased Series A preferred stock in January, 1995.

          (3) On July 12, 1996, Predecessor issued an aggregate of 2,037,038 shares of Series B preferred stock which are convertible into 4,074,076 shares of common stock, to eleven investors for a consideration of either $2.70 per share of Series B preferred stock ($2.25 per share as adjusted for the spin-off), or an aggregate of approximately $5,500,000. The purchasers consisted of one investor who is presently related to a director and purchased 925,926 shares, and ten unaffiliated investors who purchased 1,111,112 shares.

          (4) On September 26, 1997, September 30, 1997 and December 5, 1997, Predecessor issued an aggregate of 3,000,000 shares of Series C preferred stock which are convertible into 3,000,000 shares of common stock, to 19 investors for a consideration of either $2.04 per share of Series C preferred stock ($1.70 per share as adjusted for the spin-off), or an aggregate of approximately $6,120,000. The purchasers consisted of eleven investors, certain of whom were, or are presently, related to one or more of our directors and purchased 2,677,450 shares, and eight unaffiliated investors who purchased 322,550 shares.

          (5) On March 18, 1998 and April 3, 1998, Predecessor issued an aggregate of 1,153,846 shares of Series D preferred stock which are convertible into 1,153,846 shares of common stock, to eleven investors for a consideration of either $2.60 per share of Series D preferred stock, or an aggregate of approximately $3,000,000. The purchasers consisted of ten investors, certain of whom were, or are presently, related to one or more of our directors and purchased 1,145,264 shares, and one unaffiliated investor who purchased 8,582 shares.

          (6) In March 1998, Predecessor entered in an agreement with America Online pursuant to which, subject to certain limited exceptions, America Online agreed to buy shares of common stock at a price per share equal to the initial public offering price (less the underwriters' discount) for an aggregate purchase price of $2,000,000. Based on an initial public offering price of $9.00 per share, America Online purchased 238,949 shares of common stock on June 19, 1998. Concurrent with the purchase of the shares of common stock by America Online, we issued to America Online a warrant to purchase 358,423 shares of the common stock at a per share exercise price of $8.37, which will vest in increments of 1/36 per month commencing March 1, 1998.

          (7) In March 1998, Predecessor also issued to America Online a warrant to purchase 369,578 shares of the Series D preferred stock at a price of $2.60 per share, which vest in increments of 1/36 per month commencing March 1, 1998; provided, however, that the warrant is not exercisable until after August 31, 1999, except in the event of a change of control (as defined herein). This warrant terminated in accordance with its terms immediately prior to the consummation of our initial public offering.

          (8) In May 1998, we issued shares of our capital stock to the shareholders of the Predecessor in connection with the reincorporation through a merger of the Predecessor with and into us. We believe this transaction was exempt from registration under Section 2(3) on the basis that such transaction did not involve a "sale" of securities.

          (9) In November and December 1998, we issued and sold 7 1/4% Convertible Subordinated Notes Due December 1, 2003 to several initial purchasers in an aggregate principal amount of $63,250,000 (less discount). The initial purchasers consisted of two purchasers, who were related to certain directors as of that date and purchased an aggregate of $2,000 (less discount) of the securities, and an unaffiliated purchaser who purchased $63,248,000 (less discount).

     Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us and the Predecessor, to information about us and the Predecessor.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

     The Exhibit Index attached hereto is hereby incorporated to this item by reference thereto.

(b) FINANCIAL STATEMENT SCHEDULES

                             BEYOND.COM CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                        BALANCE AT   CHARGED TO                BALANCE AT
                                                        BEGINNING    COSTS AND    DEDUCTION/     END OF
                     DESCRIPTION                        OF PERIOD     EXPENSES     WRITEOFF      PERIOD
                     -----------                        ----------   ----------   ----------   ----------
Year ended December 31, 1996
  Accounts receivable allowances......................     $ --         $ 77        $ (12)        $ 65
Year ended December 31, 1997
  Accounts receivable allowances......................       65          240          (30)         275
Period ended December 31, 1998
  Accounts receivable allowances......................      275          730         (117)         878

     All other schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or related notes thereto.

ITEM 17. UNDERTAKINGS

     We hereby undertake to:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, California, on April 1, 1999.


                                          Beyond.com Corporation

                                          By:                  *
                                            ------------------------------------
                                                       Mark L. Breier
                                             President, Chief Executive Officer
                                                         and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities indicated.


                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
           PRINCIPAL EXECUTIVE OFFICER:

                       By: *                          President, Chief Executive Officer   April 1, 1999
  ----------------------------------------------                 and Director
                  Mark L. Breier

            PRINCIPAL FINANCIAL OFFICER
         AND PRINCIPAL ACCOUNTING OFFICER:

                       By: *                              Vice President, Finance &        April 1, 1999
  ----------------------------------------------      Administration and Chief Financial
                Michael J. Praisner                                Officer

               ADDITIONAL DIRECTORS:

                       By: *                          Chairman of the Board of Directors   April 1, 1999
  ----------------------------------------------
               William S. McKiernan

                       By: *                                       Director                April 1, 1999
  ----------------------------------------------
                 Douglas Carlston

                       By: *                                       Director                April 1, 1999
  ----------------------------------------------
                   John S. Chen

                       By: *                                       Director                April 1, 1999
  ----------------------------------------------
                    Bert Kolde

                       By: *                                       Director                April 1, 1999
  ----------------------------------------------
                 Ronald S. Posner

            By: /s/ MICHAEL J. PRAISNER                                                    April 1, 1999
  ----------------------------------------------
                Michael J. Praisner
                 Attorney-In-Fact

                                 EXHIBIT INDEX


 EXHIBIT NUMBER                             DESCRIPTION
 --------------                             -----------
           *1.1     Form of Underwriting Agreement
          **2.1     Form of Agreement and Plan of Merger between the Registrant and software.net Corporation, a California corporation
       *****3.1     Form of Certificate of Incorporation, as amended
          **3.2     Form of Bylaws of the Registrant
          **4.1     Specimen of Certificate for Common Stock
          **4.2     Common Stock Warrant issued by Registrant to America Online,
                    Inc
         ***4.3     Form of Indenture dated as of November 23, 1998, by and
                    between the Registrant and LaSalle National Bank
         ***4.4     Form of Registration Rights Agreement dated as of November
                    23, 1998, by and between the Company and Credit Suisse First
                    Boston Corporation, C.E. Unterberg, Towbin and Donaldson,
                    Lufkin & Jenrette Securities Corporation
         ***4.5     Purchase Agreement dated as of November 17, 1998, by and
                    between the Company and Credit Suisse First Boston
                    Corporation, C.E. Unterberg, Towbin and Donaldson, Lufkin &
                    Jenrette Securities Corporation
         ***4.6     Form of Notes (included in Exhibit 4.3)
           -5.1     Opinion of Morrison & Foerster LLP
         **10.1     Form of Indemnification Agreement
         **10.2     1995 Stock Option Plan, as amended
         **10.3     1998 Stock Option Plan
         **10.4     Stock Option Agreement dated as of March 31, 1995, by and
                    between the Registrant and John Pettitt
         **10.5     Series A Preferred Stock Purchase Agreement, as amended
         **10.6     Series B Preferred Stock Purchase Agreement
         **10.7     Series C Preferred Stock Purchase Agreement
         **10.8     Series D Preferred Stock Purchase Agreement
         **10.9     Common Stock and Warrants Subscription Agreement dated as of
                    March 18, 1998, by and between the Registrant and America
                    Online, Inc.
         **10.10    Conveyance Agreement dated as of December 31, 1997, by and between the Registrant and Internet Commerce Services
                    Corporation (now known as CyberSource Corporation)
         **10.11    Interactive Marketing Agreement dated as of March 1, 1998, by and between the Registrant and America Online, Inc
         **10.12    Sponsorship Agreement dated as of March 30, 1998, by and
                    between the Registrant and Excite, Inc
         **10.13    Co-Marketing Services Agreement dated as of June 23, 1997, by and between the Registrant and Netscape Communications
                    Corporation
         **10.14    Trademark License Agreement dated as of June 23, 1997, by
                    and between the Registrant and Netscape Communications
                    Corporation
         **10.15    Offer letter to Mark Breier

 EXHIBIT NUMBER                             DESCRIPTION
 --------------                             -----------
         **10.16    Inter-Company Cross License Agreement dated as of April 23,
                    1998, by and between the Registrant and Internet Commerce
                    Services (now known as CyberSource Corporation), as amended on May 19, 1998
         **10.17    Promissory Note dated as of April 15, 1998, by and between the Registrant and William S. McKiernan
         **10.18    Pledge Agreement as of April 15, 1998, by and between the
                    Registrant and William S. McKiernan
         **10.19    Internet Services and Products Agreement dated as of April
                    29, 1996, by and between the Registrant and Exodus
                    Communications, Inc.
         **10.20    Office Building Lease dated as of July 8, 1997, as amended, by and between the Registrant and PGP-South Bay Office
                    Towers, Inc.
         **10.21    Agreement dated as of December 19, 1995, by and between the
                    Registrant and the United States Department of Defense, DFAS
                    (#N00140-96-G-D115)
         **10.22    Internet Commerce Services Agreement dated as of April 23,
                    1998, by and between the Registrant and CyberSource
                    Corporation, as amended on May 19, 1998
         **10.23    Sublease dated as of May 27, 1998 by and between the
                    Registrant and First Data Merchant Services Corporation
     ******10.24    Agreement dated as of June 12, 1998, by and between the
                    Registrant and the United States Department of Defense,
                    Defense Logistics Agency (#N00140-98-D-1756)
     ******10.25    Offer Letter from Registrant to Mala Anand, dated as of June
                    15, 1998
    *******10.26    Agreement dated as of September 11, 1998, by and between the
                    Registrant and the United States National Imaging and
                    Mapping Agency (NIMA Contract #N00140-98-D-2139)
   *******+10.27    Co-hosting Agreement dated as of September 21, 1998, by and between the Registrant and Network Associates, Inc.
   *******+10.28    Web Site Service Agreement dated as of September 21, 1998, by and between the Registrant and Network Associates, Inc.
   *******+10.29    Electronic Services Distribution Agreement dated as of
                    September 1, 1997, by and between the Registrant and McAfee
                    Software, Inc.
        ***10.30    Offer Letter to John D. Vigouroux dated as of October 26,
                    1998
        *++10.31    Software Merchant Program Advertising and Promotion
                    Agreement dated as of February 5, 1999, by and between the
                    Registrant and Yahoo! Inc.
          *10.32    Amended and Restated Agreement and Plan of Merger dated as of March 15, 1999, by and among the Registrant,
                    BuyDirect.com, Inc., BD Acquisition, Inc. and certain
                    Principal Stockholders of BuyDirect.com, Inc.
        ***10.33    1999 Nonqualified Stock Option Plan
        ***10.34    1999 Stock Incentive Plan
          -23.1     Consent of Ernst & Young LLP, independent auditors
          -23.2     Consent of Morrison & Foerster LLP (to be included in
                    Exhibit 5.1)
          -23.3     Consent of PricewaterhouseCoopers LLP, independent
                    accountants
          -23.4     Consent of PricewaterhouseCoopers LLP, independent
                    accountants

 EXHIBIT NUMBER                             DESCRIPTION
 --------------                             -----------
          -24.1     Power of Attorney
          -27.1     Financial Data Schedule


---------------
       + Certain portions of this exhibit have been granted confidential treatment by the Commission. The omitted portions have been separately filed with the Commission.

      ++ Confidential treatment has been requested as to certain portions of this exhibit.

       ! To be filed.

       - Previously filed.

       * Filed herewith.

      ** Incorporated by reference to Beyond.com's Registration Statement on
         Form S-1 (Reg. No. 333-51121), as amended, filed with the Commission on June 17, 1998.

     *** Incorporated by reference to Beyond.com's Registration Statement on
         Form S-1 (Reg. No. 333-70957) initially filed with the Commission on January 21, 1999.

  ***** Incorporated by reference to Beyond.com's Current Report on Form 8-K filed with the Commission on December 31, 1998, as amended.

 ****** Incorporated by reference to Beyond.com's Quarterly Report on Form 10-Q filed with the Commission on August 14, 1998.

******* Incorporated by reference to Beyond.com's Quarterly Report, as amended, on Form 10-Q/A filed with the Commission on November 20, 1998.